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                                                            EXHIBIT 99.23(p)(2)

                                                               "Adviser's Code"

                        CENTURY CAPITAL MANAGEMENT, INC.

                                 Code of Ethics

      The Century Capital Management Code of Ethics is designed to avoid actual or apparent conflicts of interest between personal transactions and the business of the Adviser and to avoid practices which are not consistent with fiduciary responsibilities. Such fiduciary responsibilities include: (a) the duty at all times to place the Adviser's clients' interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner which avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions. The Code of Ethics governs personal investment activities and provides reporting requirements.

Section 1. Definitions

1.1   Definitions

      (a) "Access Person" means any director, officer, or Advisory Person of the Adviser.

      (b)  "Adviser" means Century Capital Management, Inc.

      (c) "Advisory Person" means (i) any employee of the Adviser (or of any company in a Control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security for any client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of a Security.

      (d) "Approval" means the approval of the President of the Adviser or, should such President be the Access Person seeking Approval, by a Managing Director of the Adviser, in either case applying the standard that granting such Approval would be consistent with the interests of the Adviser and its clients.

      (e) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation

      (f) "Beneficial Ownership" shall mean a direct or indirect pecuniary interest, and shall be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

      (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

      (i) "Ineligible Security" shall have the meaning set forth in Section 3.1(b) below.

      (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      (k) "Portfolio Manager" shall mean the person(s) responsible for the daily management of a portfolio account for which the Adviser is the investment adviser, and shall include the individual members of any Investment Committee established to manage such account.

      (l) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security.

      (m) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short term debt instruments, including repurchase agreements.

      (n) "Security held or to be acquired" by a client of the Adviser means any Security which, within the most recent 15 days, (i) is or has been held by such client following purchase by the Adviser for such client, or (ii) is being or has been considered by the Adviser for purchase by a client, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Security.

      (n) "Trustees" means the Trustees of Century Shares Trust and Century Capital Management Trust, each a Massachusetts trust which is a client of the Adviser.

Section 2. Prohibited Fraudulent Actions

      No director, officer or employee of the Adviser or any other affiliated person of the Adviser shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a client of the Adviser:

      (a) employ any device, scheme or artifice to defraud such client or the Adviser;

      (b) make any untrue statement of a material fact to such client or the Adviser or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to such client or the Adviser or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

      (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such client or the Adviser; or

      (d) engage in any manipulative practice with respect to such client or the Adviser.

Section 3. Additional Prohibitions

3.1   Exempted Transactions

      The prohibitions of Section 3 of this Code shall not apply to:

      (a) Purchases or sales of Securities effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales of Securities which are not eligible for purchase or sale by a client of the Adviser ("Ineligible Securities") or are broadly-based traded options or futures; except to the extent described in Sections 3.3(a)(i) and (ii).

      (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or the client of the Adviser.

      (d) Purchases or sales of Securities as part of an automatic dividend reinvestment plan.

      (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (f) Purchases or sales of Securities which receive prior written Approval because economic harm to the Adviser's clients from such transactions is only remotely potential, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to Securities to be purchased, sold or held by the Adviser's clients.

3.2   Prohibited Purchases and Sales

      No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

      (a)  is being considered for purchase or sale by the Adviser for a client;
           or

      (b) is being purchased or sold by the Adviser for a client or otherwise is the subject of a pending "buy" or "sell" order placed on behalf of the Adviser for a client.

3.3   Other Prohibited Personal Investment Activity

      (a) In addition to the prohibitions described in Section 3.2 above, no Access Person, except a director of the Adviser who is not simultaneously an officer of the Adviser:

           (i) shall purchase, directly or indirectly, any Security (including an Ineligible Security) in the Initial Public Offering of such Security; provided that an Access Person may purchase an Ineligible Security in the Initial Public Offering of such Security with written Approval;

           (ii) shall purchase, directly or indirectly, any Security (including an Ineligible Security) in a private placement, unless the Access Person shall have received prior to such purchase written Approval for the proposed purchase, and such Approval shall include the signed undertaking of the Access Person to disclose again such purchase in the future if and when the Access Person is involved in the Adviser's consideration of an investment in any Securities of that issuer;

           (iii) shall obtain any profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within any 60 calendar day period, and if the Access Person obtains any profit in violation of this Section 3.3(a)(iii), it shall be disgorged to the Adviser for the benefit of its clients; provided, however, that this Section 3.3(a)(iii) shall not apply to any two or more trades within a 60-day period entered into for personal tax purposes if the Access Person obtains written Approval prior to making the first such trade;

           (iv) shall receive any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Adviser (except employees of the Adviser receiving in such capacity from the Adviser) unless the Access Person obtains prior written Approval; or

           (v) shall serve on the Board of Directors of any publicly-traded company which is the issuer of any Security, unless the Access Person obtains prior written Approval.

      (b) In addition to the prohibitions described in Section 3.2 above, no Portfolio Manager during a period beginning seven days before and ending seven days after the date of any purchase or sale by the Adviser for any client of a Security, shall purchase or sell, directly or indirectly, such Security, and, if the Portfolio Manager purchases or sells a Security in violation of this Section 3.3(b), any profit obtained thereby shall be disgorged to the Adviser for the benefit of such client.

Section 4. Reporting

4.1   In General

      Every Access Person shall make the reports to the Adviser described in
Section 4.2 of this Code with respect to (i) the Access Person's Beneficial Ownership of, or transactions in, any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership and (ii) certain accounts established by such person; provided, however, that an Access Person shall not be required to make any of such reports with respect to transactions effected for, or Securities held in, any account over which such person does not have any direct or indirect influence or control.

4.2   Required Reports

      (a) Initial Holdings Report. No later than 10 days after becoming an Access Person, he or she shall submit an initial holdings report that shall contain the following information:

           (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

           (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

           (iii) The date that the report is submitted by the Access Person.

      (b) Quarterly Transaction Reports. No later than 10 days after the end of the calendar quarter in which an Access Person either (1) effects a transaction in any Security in which such Access Person has, or by reason of such transaction acquires, Beneficial Ownership or (2) establishes an account with any broker, dealer, or bank for holding or trading Securities of which such person has Beneficial Ownership, he or she shall submit a quarterly transaction report that shall contain the following information:

           (i) With respect to each such transaction during the calendar quarter:

           (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the principal amount of each Security involved and/or the number of shares;

           (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           (C) The price at which the transaction was effected;

           (D) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

           (E) The date that the report is submitted by the Access Person.

           (ii) With respect to any such account established during the calendar quarter:

           (A) The name of the broker, dealer, or bank with whom the Access Person established the account;

           (B) The date the account was established; and

           (C) The date that the report is submitted by the Access Person.

      (c) Annual Holdings Report. On or before January 30 of each year, every Access Person shall provide to the Adviser an annual holdings report (which information must be current as of a date no more than 30 days before the report is submitted), which report shall contain the following information:

           (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had Beneficial Ownership;

           (ii) The name of any broker, dealer, or bank with whom the Access Person maintains an account in which are held any Securities in which the Access Person has Beneficial Ownership; and

           (iii) The date that the report is submitted by the Access Person.

4.3   Miscellaneous

      (a) Any report required under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

      (b) A report required under Section 4 may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described within the time periods required in Section 4.

Section 5. Administration of the Code

5.1   Review of Reports.

      The Adviser's designated Compliance Officer (or, in the absence of such an officer, the Clerk of the Adviser), or, in the case of such officer's reports, the President of the Adviser, shall review all reports submitted to the Adviser under Section 4.3 and shall bring any material discrepancies or compliance issues to the attention of the President of the Adviser or the Trustees as appropriate.

5.2   Sanctions

      Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment or other service of the violator.

5.3   Annual Compliance Report

      On or before the initial meeting of the Trustees in each fiscal year, the Adviser shall furnish to the Trustees, and the Trustees shall consider, a written report that:

      (a) describes any issues arising under the Adviser's Code or procedures for implementing such Code since the last such report to the Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response to the material violations; and

      (b) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section 6.          Recordkeeping Requirements

6.1   Reports

      The Adviser shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

      (a) a copy of each code of ethics for the Adviser that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

      (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

      (c) a copy of each report required under Section 4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

      (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

      (e) a copy of each report required under Section 5.3, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

6.2   Approvals.

      (a) The Adviser shall maintain a record of any Approval and the reasons supporting the Approval for at least five years after the end of the fiscal year in which the Approval is granted.


Effective Date:  June 7, 2000